SHAREHOLDER
MEETINGS
On April 3, 2003, the Annual Meeting of the Fund was held to elect four Trustees and to ratify the action of the Trustees in selecting independent auditors for the Fund. Proxies covering 81,709,995 shares of beneficial interest were voted at the meeting. The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:
                                                           WITHHELD
                                       FOR                 AUTHORITY
Ronald R. Dion                             69,221,199      12,488,796
Charles L. Ladner                          69,221,850      12,438,145
John A. Moore                              69,155,197      12,554,798
Maureen Ford Goldfarb                      68,870,675      12,839,320

The shareholders also ratified the Trustees' selection of Deloitte & Touche LLP as the Fund's independent auditors for the fiscal year ending October 31, 2003, with the votes tabulated as follows: 71,978,944 FOR, 706,418 AGAINST and 9,024,632 ABSTAINING. A shareholder proposal recommending that the Board consider merging the Fund into the John Hancock Regional Bank Fund was rejected, with the votes tabulated as follows: 18,516,875 FOR, 24,555,030 AGAINST and 1,703,101 ABSTAINING.

On November 19, 2002, the Board of Trustees adopted several amendments to the Fund's by-laws, including provisions relating to the calling of a special meeting and requiring advance notice of shareholder proposals or nominees for Trustee. The advance notice provisions in the by-laws require shareholders to notify the Fund in writing of any proposal which they intend to present at an annual meeting of shareholders, including any nominations for Trustee, between 90 and 120 days prior to the first anniversary of the mailing date of the notice from the prior year's annual meeting of shareholders. The notification must be in the form prescribed by the by-laws. The advance notice provisions provide the Fund and its Trustees with the opportunity to thoughtfully consider and address the matters proposed before the Fund prepares and mails its proxy statement to shareholders. Other amendments set forth the procedures that must be followed in order for a shareholder to call a special meeting of shareholders. Please contact the Secretary of the Fund for additional information about the advance notice requirements or the other amendments to the by-laws.